MILBANK, TWEED, HADLEY & McCLOY LLP

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MUNICH
49-89-25559-3600
FAX: 49-89-25559-3700
July 14, 2009
Chrysler Financial Services Americas LLC
27777 Inkster Road
Farmington Hills, Michigan 48334
Ladies and Gentlemen:
          We have acted as special New York counsel to Chrysler Financial Auto Securitization Trust 2009-A (the “Issuer”), a Delaware statutory trust, for the purpose of rendering the opinions contained herein in connection with the Underwriting Agreement (the “Underwriting Agreement”) dated July 7, 2009 between Chrysler Financial Services Americas LLC (“CFSA”) and Deutsche Bank Securities Inc., Barclays Capital Inc., BNP Paribas Securities Corp., HSBC Securities (USA) Inc. and RBS Securities Inc., as representatives of the several underwriters (the “Underwriters”) relating to the sale of $121,200,000 principal amount of 1.85% Asset Backed Notes, Class A-2 (the “Class A-2 Notes”) and $730,200,000 principal amount of 2.82% Asset Backed Notes, Class A-3 (the “Class A-3 Notes” and together with the Class A-2 Notes, the “Offered Notes”). The Offered Notes will be issued pursuant to the Indenture dated as of July 14, 2009 (the “Indenture”) between the Issuer and Wells Fargo Bank, National Association as indenture trustee (the “Indenture Trustee”).
          In rendering the opinions expressed below, we have examined the Registration Statement on Form S-3 (Registration No. 333-138140) for the registration of the Offered Notes under the Securities Act of 1933, as amended (the “Act”), filed by CFSA (formerly DaimlerChrysler Financial Services Americas LLC) with the Securities and Exchange Commission that became effective on November 15, 2006 (the “Registration Statement”) and such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Issuer, CFSA, Chrysler Financial Retail Receivables LLC and public officials and other documents as we have deemed necessary as a basis for such opinions.
          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that each of the Offered Notes, when duly executed and delivered by the Issuer and duly authenticated by the Indenture Trustee in accordance with the terms of the Indenture and delivered and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its respective terms, in each case except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Offered Notes is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.
          To the extent that the obligations of the Issuer under the Offered Notes and the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Indenture Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Indenture Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture and the Offered Notes have been duly authorized, executed and delivered by each of the parties thereto; (iv) the Indenture constitutes a legal, valid and binding obligation of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms; (v) the Indenture Trustee is in compliance generally and with respect to acting as Indenture Trustee under the Indenture, with all applicable laws and regulations; and (vi) the Indenture Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
          In connection with the foregoing opinions, we have also assumed that at the time of the issuance and delivery of the Offered Notes, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Offered Notes and that the issuance and delivery of the Offered Notes, all of the terms of the Offered Notes and the performance by the Issuer of its obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer and will not result in a default under or a breach of any agreement or instrument then binding upon the Issuer.

          The foregoing opinions are limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.
          We hereby consent to the filing of this opinion as an exhibit to the report on Form 8-K dated July 14, 2009 (the “Form 8-K”) relating to the Issuer and the reference to us under the heading “Legal Opinions” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
          This opinion is furnished to you in connection with the filing of the Form 8-K, and is not be used, circulated, quoted or otherwise relied on for any other purpose. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP

Milbank, Tweed, Hadley & McCloy LLP
JKG/EBH